UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Logility, Inc.

(Name of Registrant as Specified In Its Charter)

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LOGILITY, INC.

470 East Paces Ferry Road

Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Logility, Inc. (the “Company”) will be held at the offices of the Company, 470 East Paces Ferry Road, N.E., Atlanta, Georgia, on Thursday, August 17, 2006 at 12:00 noon for the following purposes:

1.	To elect two directors of the Company for terms to expire at the 2009 annual meeting of stockholders.

2.	To consider and vote upon an amendment to the Company’s 1997 Stock Plan to increase the number of shares of Common Stock that may be subject to options granted under that Plan from 1,200,000 Shares to 1,600,000 Shares

3.	To consider and transact such other business as may properly come before the meeting.

Only stockholders of record of the Company at the close of business on July 3, 2006 will be entitled to vote at the meeting.

Stockholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they plan to attend the meeting. If stockholders are present at the meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the meeting, as described more fully in the enclosed Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

James R. McGuone, Secretary

July 28, 2006

IMPORTANT

We encourage you to attend the Annual Meeting. In order that there may be a proper representation at the meeting, each stockholder is requested to return his or her proxy in the enclosed envelope, which requires no postage if mailed in the United States. Attention by stockholders to this request will reduce the Company’s expense in soliciting proxies.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

OF LOGILITY, INC.

TO BE HELD AT

LOGILITY, INC.

470 EAST PACES FERRY ROAD, N.E.

ATLANTA, GEORGIA 30305

ON AUGUST 17, 2006

This Proxy Statement is furnished to the stockholders by the Board of Directors of Logility, Inc., 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305 (the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders on Thursday, August 17, 2006 at 12:00 noon, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying proxy card and Notice of Annual Meeting are first being mailed to stockholders on or about July 28, 2006.

If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, the proxy will be voted:

FOR—Election	of Fredrick E. Cooper and Parker H. Petit as Directors for terms ending with the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified.

FOR—Adoption	of proposed amendment to the Company’s 1997 Stock Plan to increase the number of shares of Common Stock that may be subject to options granted under that Plan from 1,200,000 shares to 1,600,000 shares.

In addition, a properly executed and returned proxy card gives the authority to vote in accordance with the proxy-holders’ best judgment on such other business as may properly come before the meeting or any adjournment thereof. A stockholder giving a proxy pursuant to this solicitation may revoke that proxy, either in writing furnished to the Secretary of the Company prior to the meeting or personally by attending the meeting, insofar as the holders of the proxy have not exercised the proxy at the meeting and the stockholder attending the meeting informs the Secretary of the Company of his or her intent to revoke the proxy.

VOTING SECURITIES

Record Date and Voting of Securities

The Board of Directors has fixed the close of business on July 3, 2006 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. On July 3, 2006, the Company had outstanding and entitled to vote a total of 12,898,676 shares of Common Stock, no par value (“Common Stock”).

Each outstanding share of Common Stock is entitled to one vote per share on all matters to come before the meeting. The affirmative vote of a majority of the shares represented at the meeting is necessary for election of directors. Any other matter submitted to the meeting also must be approved or ratified by the affirmative vote of a majority of the shares represented at the meeting. One-third of the outstanding shares of Common Stock will represent a quorum at the meeting. Votes that are withheld, broker or other nominee non-votes and votes of abstention cast by any shareholder on a particular action will be counted towards the quorum requirement, but will not be counted as a vote for or against the action.

Security Ownership

Five Percent Stockholders. The only persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company are those set forth below. This information is as of June 30, 2006. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED		PERCENT (1)
American Software, Inc. 470 East Paces Ferry Road, N.E. Atlanta, Georgia 30305	11,300,000		87.6%

James C. Edenfield c/o American Software, Inc. 470 East Paces Ferry Road, N.E. Atlanta, Georgia 30305	11,300,000	(2)	87.6%

Thomas L. Newberry c/o American Software, Inc. 470 East Paces Ferry Road, N.E. Atlanta, Georgia 30305	11,300,000	(2)	87.6%

(1)	Based on a total of 12,898,676 shares outstanding as of June 30, 2006.
(2)	Consists solely of shares held by American Software, Inc. Mr. Edenfield and Dr. Newberry have filed amended Schedule 13Gs with the Securities and Exchange Commission stating that they, acting as a group, share voting power with respect to all shares of American Software beneficially held by them. Mr. Edenfield and Dr. Newberry together own or have the option to acquire within 60 days 100% of the outstanding Class B Common Shares of American Software. If all Class B Common Shares were converted into Class A Common Shares, Mr. Edenfield and Dr. Newberry would share beneficial ownership of 3,566,219 Class A Common Shares of American Software, which would represent approximately 61.2% of the total Class A Common Shares that would be issued and outstanding after such conversion. Under the American Software articles of incorporation, the holders of Class B Common Shares, as a class, have the right to elect a majority of the board of directors of American Software. Accordingly, both Mr. Edenfield and Dr. Newberry may be deemed to share beneficial ownership of the Common Stock of the Company held by American Software by virtue of this voting control.

Directors and Executive Officers. The following table shows the shares of Common Stock beneficially owned, as of June 30, 2006, by each present director and nominee for director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. The statements as to securities beneficially owned are based upon information provided by the person(s) concerned. Except as disclosed in the notes to the table, each person has sole voting and investment power with respect to the entire number of shares shown as beneficially owned by that person.

NAME OF BENEFICIAL OWNER OR DESCRIPTION OF GROUP	SHARES OF COMMON STOCK BENEFICIALLY OWNED		PERCENT (1)
Frederick E. Cooper	30,000	(2)	0.2%
H. Allan Dow	118,721	(3)	0.9%
James C. Edenfield	11,300,000	(4)	87.6%
J. Michael Edenfield	132,316	(5)	1.0%
Vincent C. Klinges	5,000	(6)	0.04%
Parker H. Petit	40,000	(7)	0.3%
Donald L. Thomas	37,550	(2)	0.3%
John A. White	39,500	(7)	0.3%
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (EIGHT PERSONS)	11,703,087	(8)	88.7%

(1)	Based on a total of 12,898,676 shares outstanding as of June 30, 2006, plus any shares issuable pursuant to options held by the person or group in question that are currently exercisable or which may be exercised within 60 days of that date (“60-day options”).
(2)	Consists of shares subject to 60-day options.
(3)	Includes 60,000 shares subject to 60-day options.
(4)	Consists solely of shares held by American Software, Inc. Mr. Edenfield and Thomas L. Newberry have filed amended Schedule 13Gs with the Securities and Exchange Commission stating that they, acting as a group, share voting power with respect to all shares of American Software beneficially held by them. Mr. Edenfield and Dr. Newberry together own or have the option to acquire within 60 days 100% of the outstanding Class B Common Shares of American Software and approximately 14.4% of the outstanding Class A Common Shares (including their Class B shares, which are convertible into Class A shares). Under the American Software articles of incorporation, the holders of Class B Common Shares, as a class, have the right to elect a majority of the board of directors of American Software. Accordingly, Mr. Edenfield may be deemed to share beneficial ownership of the Common Stock of the Company held by American Software by virtue of this voting control.
(5)	Includes 77,316 shares subject to 60-day options.
(6)	Includes 5,000 shares subject to 60-day options.
(7)	Includes 37,000 shares subject to 60-day options.
(8)	Includes 293,866 shares subject to 60-day options. Also includes 11,300,000 shares held by American Software, Inc., the beneficial ownership of which may be attributable to James C. Edenfield and Thomas L. Newberry, as discussed in footnote (4).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “Commission”). Officers, directors and holders of more than 10% of the Common Stock of the Company are required under regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review by the Company of filings made under Section 16(a) of the Exchange Act and representations from its executive officers and directors, all of the reports required to be filed by its executive officers and directors during fiscal 2006 were filed on a timely basis.

ELECTION OF DIRECTORS

AND INFORMATION REGARDING DIRECTORS

The Company’s Bylaws provide that directors are divided into three classes, with staggered three-year terms. The term of two of the present directors, Fredrick E. Cooper and Parker H. Petit, will expire at the 2006 Annual Meeting of Stockholders. The Board of Directors has nominated Messrs. Cooper and Petit for terms expiring at the Annual Meeting of Stockholders in 2009 and until their successors are elected and qualified.

The following information is provided concerning the nominee for election as director:

Frederick E. Cooper, age 64, has been Chairman of Cooper Capital, LLC, a private investment firm that he founded. Prior to joining Cooper Capital, Mr. Cooper was Chairman and Chief Executive Officer of CooperSmith, Inc., a producer and distributor of baked goods, which was sold to The Earthgrains Company in January 1998. Prior thereto, Mr. Cooper served for 16 years with Flowers Industries, Inc., a Fortune 500 food company, holding the positions of President and Vice Chairman and Executive Vice President and General Counsel. Mr. Cooper earned his B.A. in 1964 from Washington & Lee University and his J.D. in 1967 from the University of Georgia School of Law. Mr. Cooper first became a director of the Company in 1999.

Parker H. Petit, age 66, was the founder of Healthdyne, Inc. and served as its Chairman of the Board of Directors and Chief Executive Officer from 1970 until 1996 when a subsidiary of Healthdyne, Inc. merged with Tokos Medical Corporation to form Matria Healthcare, Inc. (“Matria”), a comprehensive disease management services company, at which time he became Chairman of Matria. He has served as Chairman, President and CEO of Matria since 2000. Mr. Petit also serves as a member of the Board of Directors of Intelligent Systems Corporation. He is also a director of the Georgia Research Alliance, a coalition of government and industry leaders formed to encourage development of high technology business in Georgia, and has been elected to the Georgia Technology Hall of Fame. Mr. Petit first became a director of the Company in 1997.

If either of these nominees becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person to be designated by the Board of Directors or the Board will fill the resulting vacancy at a later date.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO ELECT FREDRICK E. COOPER AND PARKER H. PETIT AS DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2009 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

The following directors were elected in 2004 and their present terms expire with the Annual Meeting of Stockholders in 2007:

J. Michael Edenfield, age 48, has served as President and Chief Executive Officer of the Company since January 1997. He also serves as a director of INSIGHT, Inc., in which the Company owns a minority interest. Until the Company’s initial public offering in October 1997, he served as Chief Operating Officer of American Software, Inc., a position he had held since June 1994. Mr. Edenfield has served as Executive Vice President of American Software from June 1994 to the present, and has been a Director of American Software, Inc. since 2001. Prior to June 1994, Mr. Edenfield served in the following positions with American Software USA, Inc.: Senior Vice President of North American Sales and Marketing from July 1993 to June 1994, Senior Vice President of North American Sales from August 1992 to July 1993, Group Vice President from May 1991 to August 1992 and Regional Vice President from May 1987 to May 1991. Mr. Edenfield holds a Bachelor of Industrial Management degree from the Georgia Institute of Technology. Mr. Edenfield is the son of James C. Edenfield, Chairman of the Board of Directors of the Company. Mr. Edenfield first became a director of the Company in 1997.

John A. White, age 66, is Chancellor of the University of Arkansas. From July 1991 to July 1997, Dr. White served as Dean of Engineering at Georgia Institute of Technology, having been a member of the faculty since 1975. From July 1988 to September 1991, he served as Assistant Director of the National Science Foundation in Washington, D.C. Dr. White is a member of the Board of Directors of J.B. Hunt Transport Services, Inc., Motorola, Inc. and Russell Corporation. He is a member of the National Academy of Engineering, a past President of the Institute of Industrial Engineers and past Chairman of the American Association of Engineering Societies. Dr. White founded SysteCon, a logistics consulting firm, and served as its Chairman and Chief Executive Officer until its acquisition by Coopers and Lybrand. Dr. White received a B.S.I.E. degree from the University of Arkansas, an M.S.I.E. degree from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University. Dr. White first became a director of the Company in 1997.

The following director was elected in 2005 and his present term expires with the Annual Meeting of Stockholders in 2008:

James C. Edenfield, age 71, has served as Chairman of the Board of Directors of the Company since January 1997. He is a co-founder of American Software, where he has served as Chief Executive Officer and Director since 1971. Prior to founding American Software, Mr. Edenfield held several executive positions at, and was a director of, Management Science America, Inc., an applications software development and sales company. He holds a Bachelor of Industrial Engineering degree from the Georgia Institute of Technology. Mr. Edenfield first became a director of the Company in 1997.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held four meetings during fiscal 2006. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period, except that Parker H. Petit attended fewer than 75% of the meetings of the Board of Directors and the Board Committees on which he serves.

Because American Software owns more than 50% of the voting power of the Company, the Company qualifies as a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Marketplace Rules. Please see “Voting Securities—Security Ownership,” above. Therefore, the Company is not subject to the provisions of Rule 4350(c) of the Nasdaq Marketplace Rules that would otherwise require the Company to have (i) a majority of independent directors on the Board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee, composed solely of independent directors; (iv) compensation of the Company’s executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

In light of the voting power of American Software, the Board has determined that the Board, rather than a nominating committee, is the most appropriate body for identifying director candidates and selecting nominees to be presented at the annual meeting of stockholders. Each member of the Board participates in this process. It is the view of the Board that this function has been performed effectively by the Board, and that it is appropriate for the Company not to have a separate nominating committee or charter for this purpose. The Board has further determined that it would not be productive to have a fixed policy with respect to consideration of candidates recommended by security holders. However, if a shareholder communication includes a recommendation of a candidate for director, the Board will consider that candidate along with any other candidates for a Board position.

Candidates for membership on the Board are recommended by current members of the Board or management. When evaluating candidates for membership on the Board, the Board considers a number of factors, including:

•	business expertise and skills;

•	understanding of the Company’s business and industry;

•	judgment and integrity;

•	educational and professional background; and

•	commitments to other businesses and responsibilities.

Stockholders may contact the Board or any of the individual directors by writing to them c/o Mr. Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Road, Atlanta, Georgia 30305. Inquiries sent by mail may be sorted and summarized by Mr. Klinges or his designee before they are forwarded to the addressee.

Although the Company does not have a policy with regard to Board members’ attendance at the Company’s annual meetings of stockholders, all of the directors are encouraged to attend such meetings. All of the Company’s directors were in attendance at the 2005 Annual Meeting, except for Parker H. Petit and John A. White, who were not able to attend.

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees of the Company, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is available on the Company’s website at http://www.logility.com/about/investor_relations.html.

The Board of Directors has an Audit Committee, which presently consists of John A. White (Chairman), Frederick E. Cooper, and Parker H. Petit. The Audit Committee held four meetings during fiscal 2006. The Rules of the Nasdaq Stock Market (“Nasdaq Rules”) require audit committees to be composed of not less than three members who are “independent,” as that term is defined in the Nasdaq Rules. The Audit Committee complies with those requirements.

The Company’s Audit Committee Charter outlines the composition requirements of the Audit Committee as described above, as well as its duties and responsibilities. The primary responsibility of the Audit Committee is to provide assistance to the Company in connection with the financial reporting process. The functions of the Audit Committee include making an annual recommendation of independent public accountants to the Company, reviewing the scope and results of the independent public accountants’ audit, monitoring the adequacy of the Company’s accounting, financial and operating controls, reviewing from time to time the Company’s periodic financial statements and other financial reports with management and with the independent auditors, pre-approving audit services and permitted non-audit services and related fees, and reviewing with management and the independent auditors the financial statements to be included in the Company’s annual report. The Board of Directors has determined that John A. White is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

The Company has a Stock Option Committee, consisting of James C. Edenfield and J. Michael Edenfield. During fiscal 2006, this Committee acted by written consent on one occasion and held no meetings. The functions of this Committee are to consider the grant of stock options under the 1997 Stock Plan to employees other than directors and executive officers and establish the terms of those options, as well as to construe and interpret the Plan and to adopt rules in connection therewith.

The Company has a Compensation Committee, consisting of Frederick E. Cooper (Chairman) and Parker H. Petit, described below in “Certain Information Regarding Executive Officers and Directors—Report on Executive Compensation.” Among other functions, the Compensation Committee members act as the Special Stock Option Committee under the 1997 Stock Plan, with authority to grant stock options to Executive Officers and establish the terms of those options, as well as to construe and interpret the 1997 Stock Plan and adopt rules in connection therewith. The Compensation Committee held one meeting and acted by written consent on one occasion during fiscal 2006.

CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

Executive Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and the three other executive officers of the Company (determined as of April 30, 2006) whose annual compensation exceeded $100,000 during fiscal 2006 (referred to herein as the “named executive officers”), for the fiscal years ended April 30, 2006, 2005 and 2004:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Salary ($)	Bonus or Other Annual Compensation ($)	Long-Term Compensation Awards/Number of Option Shares Granted		All Other Compensation ($)(1)
J. Michael Edenfield President and Chief Executive Officer (2)	2006 2005 2004	265,000 259,200 259,200	500,000 -0- 156,690	-0- 25,000 -0-	(3) (4)	2,040 2,040 2,040	(5) (5) (5)

H. Allan Dow Executive Vice President of Sales and Marketing	2006 2005 2004	180,000 180,000 180,000	285,686 30,782 66,729	-0- 20,000 -0-		-0- -0- -0-

Vincent C. Klinges Chief Financial Officer (6)	2006 2005 2004	162,000 150,000 150,000	50,000 14,000 5,500	-0- -0- -0-	(3) (4)	-0- -0- -0-

Donald L. Thomas Vice President, Customer Service	2006 2005 2004	148,000 145,000 145,000	76,201 13,167 7,152	-0- 10,000 -0-		-0- -0- -0-

(1)	The aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer, valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total annual salary and bonus for that executive officer during each of these years. Except as otherwise indicated, amounts shown in this column represent the matching payment amount by the Company into the officer’s 401(k) Plan account.
(2)	James C. Edenfield, Chairman of the Board of Directors, is the father of J. Michael Edenfield.
(3)	Excludes options granted by American Software in the following amounts: Mr. Edenfield—80,000 shares; Mr. Klinges—60,000 shares.
(4)	Excludes options granted by American Software in the following amounts: Mr. Edenfield—50,000 shares; Mr. Klinges—25,000 shares.
(5)	This amount includes $2,040 reimbursed to the officer for medical insurance coverage through the Company paid by him.
(6)	Mr. Klinges also serves as Chief Financial Officer of American Software. Of Mr. Klinges’ salary and bonus compensation in fiscal 2006, 63% was paid by American Software. In fiscal 2005, American Software paid 63% of these amounts. In fiscal 2004, American Software paid 70% of these amounts.

Summary of Logility Stock Plan

The 1997 Stock Plan (the “Plan”) was adopted by the Board of Directors, approved by the sole stockholder of the Company in August 1997 and amended by the stockholders of the Company at the 1998 Annual Meeting. Up to 1,200,000 shares of Common Stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to stock options granted under the Plan. Up to 300,000 stock appreciation right (“SAR”) units may be granted under the Plan, each SAR unit being equivalent to the appreciation in the market value of one share of Common Stock.

The authorization of up to 1,200,000 shares for stock option grants is subject to the limitation, as set forth in the Plan, that stock options may be granted only if, following the exercise of those options, American Software would retain the 80% stock ownership percentage it requires to retain the Company as a member of American Software’s consolidated group for federal and state income tax purposes. Of the 1,200,000 authorized option shares, as of June 30, 2006, 349,780 shares have been purchased pursuant to the exercise of stock options and 667,592 shares were subject to outstanding options, leaving 182,628 shares available for new options. As of June 30, 2006, based on the number of outstanding shares held by American Software, the Company could grant up to 558,732 additional shares under the 80% limitation described above. The Company has not granted any SARs under the Plan. The 1997 Stock Plan is proposed to be amended and is more fully described in “Amendment of 1997 Stock Plan” below.

American Software Option Plans. As long as the Company remains a majority-owned subsidiary of American Software, officers and other employees of the Company will be eligible to receive grants of stock options under American Software’s stock option plan. The grant of such options, if any, will be entirely within the discretion of the respective committees of the American Software Board of Directors. James C. Edenfield, a Director of the Company, serves on one of the committees of the American Software Board that has authority over the American Software stock option plan.

Stock Option Grants

The following table sets forth information with respect to stock options granted during fiscal 2006 to the named executive officers, including in some cases options granted by American Software.

Name	Number of Options Granted (1)		Percent of Total Options Granted to Employees and Directors in Fiscal 2006	Exercise Price (Per Share) ($)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
						5%	10%
						($)
H. Allan Dow	-0-		0%	-0-	N/A	0 / 0
J. Michael Edenfield	80,000	(3)	23.05%	5.69	10/10/2011	154,812 / 351,215
Vincent C. Klinges	60,000	(3)	17.29%	5.69	10/10/2011	116,109 / 263,411
Donald L. Thomas	-0-		0%	-0-	N/A	0 / 0

(1)	Such options may not be exercised earlier than one year after the date of grant. These options vest ratably over a period of four years.
(2)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of Logility’s Common Stock or American Software’s Class A Common Shares, as the case may be, and overall market conditions. The amounts reflected in this table may not necessarily be achieved.
(3)	These grants were grants of American Software stock options and the percentage and fair market value information for those option grants relate to American Software stock options and American Software Class A Common Shares.

Stock Option Exercises and Outstanding Options

The following table contains information, with respect to (i) the number of stock options exercised during the last fiscal year, and the values realized in respect thereof, by the named executive officers, and (ii) the number of stock options and the value of said stock options held by the named executive officers as of April 30, 2006.

Name	Number of Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options Exercisable/Unexercisable	Value of Unexercised In-the-Money Options Exercisable / Unexercisable (1) ($)
J. Michael Edenfield	65,184 -0-	493,243 -0-	71,066 / 23,750 616,000 / 150,000(2)	430,092 / 142,606 2,693,085 / 335,900

H. Allan Dow	-0- -0-	-0- -0-	65,000 / 20,000 120,000 / 30,000(2)	437,495 / 121,235 386,850 / 79,200

Vincent C. Klinges	-0- 32,250	-0- 147,679	5,000 / 0 131,000 / 95,000(2)	0 / 0 487,462 / 201,150

Donald L. Thomas	-0- 15,000	-0- 47,851	35,050 / 8,750 28,750 / 1,250(2)	154,466 / 51,680 113,913 / 5,488

(1)	The closing market price of the Company’s Common Stock on April 28, 2006 was $9.70. The closing market price of American Software’s Class A Common Stock on April 28, 2006 was $7.35.
(2)	These relate to stock options granted by American Software. Values are based in part on the closing market price of American Software Class A Common Stock on the date of grant.

Employment Agreements

The Compensation Committee and the Chief Executive Officer of the Company, J. Michael Edenfield, have established that for fiscal 2007 he will receive a base salary of $275,000 and a bonus targeted at $350,000 if the Company meets an operating earnings target. The amount of the bonus may be lower or higher than that amount, depending on the degree to which the Company meets or exceeds that target, provided that the Company achieves a minimum operating earnings amount of $6,000,000. The maximum bonus amount is $550,000. Mr. Edenfield’s bonus plan and other compensation terms are described in greater detail under the heading “Report on Executive Compensation,” below.

None of the executive officers of the Company has entered into an employment agreement with the Company. Each of the executive officers, however, will be entitled to incentive compensation based on individualized fiscal year performance standards.

Relationship with American Software and Certain Transactions

The Company and American Software have entered into various agreements (the “Intercompany Agreements”), including a Services Agreement, a Facilities Agreement and a Tax Sharing Agreement. These Agreements and the other Intercompany Agreements are further described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006, filed with the Securities and Exchange Commission. In fiscal 2006, the Company paid the following amounts to American Software under the terms of the Intercompany Agreements: Services Agreement—approximately $1.2 million; and Facilities Agreement—approximately $411,000. Under the Tax Sharing Agreement, the Company was not allocated any federal, state and local taxes for fiscal 2006.

As a result of the various transactions between the Company and American Software, amounts payable to and receivable from American Software arise from time to time. On April 30, 2006, there was a payable from the Company to American Software in the amount of $3,445,000.

Director Compensation

During fiscal 2006, the Company compensated Directors who were not employed by the Company or its affiliates at the rate of $5,000 per annum, plus $1,000 for each meeting of the Board of Directors and $600 for each meeting of any committee of the Board that they attended.

Directors are eligible to receive stock option grants under the Plan. Under the terms of the Plan, Directors who are not employed by the Company automatically receive stock option grants of 2,000 shares each upon his initial election and additional 1000-share grants at the last day of each fiscal quarter thereafter, with exercise prices equal to the market price on those respective dates. These options become fully exercisable at the time of grant and expire ten years thereafter. They do not terminate if the Director ceases to serve on the Board of the Company. Under this program, Mr. Cooper, Mr. Petit and Dr. White each received options to purchase an aggregate of 4,000 shares in fiscal 2006.

Stock Price Performance Graph

The graph below reflects the cumulative stockholder return on the Company’s shares compared to the return of the Nasdaq Composite Index and a peer group index on a monthly basis. The graph reflects the investment of $100 on April 30, 2001 in the Company’s stock, the Nasdaq Stock Market—U.S. Companies (“Nasdaq Composite Index”) and in the Nasdaq Computer Index, a published industry peer group index. The Nasdaq Computer Index consists of 571 companies, including computer hardware and software companies that furnish computer programming and data processing services, and firms that produce computers, office equipment, and electronic components/accessories.

Compensation Committee Interlocks and Insider Participation

The following persons served as members of the Compensation Committee of the Board of Directors during fiscal 2006: Frederick E. Cooper, Chairman, and Parker H. Petit. Neither of the members of the Compensation Committee was an officer or employee of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

Report on Executive Compensation

The following is the report of the Compensation Committee of the Board of Directors of Logility, Inc. for the fiscal year ended April 30, 2006.

Meetings. During fiscal year 2006 the Compensation Committee met on one occasion formally, acted by written consent on one occasion and conferred informally a number of times among the members of the Committee and with management and the other members of the Board of Directors concerning compensation matters within the Committee’s area of authority and responsibility.

Executive Compensation Philosophy. The Committee believes that a compensation program which enables the Company to attract and retain outstanding executives has assisted and will continue to assist the Company in meeting its long-range objectives, thereby serving the interests of the Company’s stockholders. The compensation program of the Company is designed to achieve the following objectives:

•	Provide compensation opportunities that are competitive with those of companies of a similar size within the same industry.

•	Create a strong connection between the executive’s compensation and the Company’s annual and long-term financial performance.

•	Include above-average elements of financial risk through performance-based incentive compensation that offers an opportunity for above-average financial reward to the executives.

Compensation of Chief Executive Officer. The Compensation Committee has the responsibility and authority to review and establish compensation for the Chief Executive Officer of the Company, including his participation in the Logility 1997 Stock Plan and the re-evaluation and negotiation of the compensation terms of his employment. Following discussions with the Chief Executive Officer, J. Michael Edenfield, regarding the Company’s operating results in fiscal 2006 and plans for fiscal 2007, the Committee and Mr. Edenfield have established that for fiscal 2007 he will receive a base salary of $275,000, which represents approximately a 3.7% increase from fiscal 2006.

The Committee and Mr. Edenfield also agreed that he would have the opportunity to receive a bonus targeted at $350,000. Mr. Edenfield will receive the targeted bonus amount if the Company achieves the annual bonus targeted level of $8,000,000 in operating earnings in fiscal 2007 as set forth in his compensation plan. Mr. Edenfield will receive a threshold bonus amount of $100,000 if the Company achieves $6,000,000 in fiscal 2007 operating earnings, with pro rata adjustments to the bonus if operating earnings are between those two levels, and no bonus if operating earnings are below the threshold level. A pro rated bonus in excess of $350,000 is payable if operating earnings exceed the $8,000,000 targeted level of operating earnings, but the total bonus may not exceed $550,000. The operating earnings level required to qualify for the threshold bonus is $6,000,000, contrasted with operating earnings of approximately $5.96 million in fiscal 2006. The $350,000 bonus target represents an increase of approximately 6% above the fiscal 2006 target of $330,000, whereas the plan reflects approximately a 266% increase in the targeted level of operating earnings from the fiscal 2006 target under the compensation plan in effect for that fiscal year. Operating earnings for purposes of calculating the bonus amount would exclude revenues and expenses related to acquisitions during the fiscal year and would also exclude stock option-related expenses under FASB Statement No. 123(R).

The Committee’s selection of this basis for incentive compensation reflects its belief that a substantial portion of the Chief Executive Officer’s compensation should be tied to operating earnings. By establishing the above levels of salary and targeted bonus, the Committee continues to place greater weight on the incentive component.

The Committee believes that with the 3.7% salary increase Mr. Edenfield continues to be paid a reasonable salary in light of salaries paid to chief executives of other companies of similar size operating in the software industry. Prior to this increase, his salary had changed only once since fiscal 2000, namely the 2% salary increase in fiscal 2006. The Committee believes also that Mr. Edenfield’s targeted bonus and maximum bonus amounts for fiscal 2007 are based upon challenging but achievable financial goals that align his interests directly with those of the Company’s stockholders.

The Chief Executive Officer’s cash compensation from the Company in fiscal 2006, both salary and bonus, was determined under the terms of an incentive compensation arrangement established by the Compensation Committee effective at the beginning of fiscal 2006. Based on the Company’s results in fiscal 2006, Mr. Edenfield received a bonus of $500,000 for that fiscal year.

Participation by Mr. Edenfield and other executive officers in the Logility Stock Plan is determined in the discretion of this Committee based upon its authority to grant options as the Special Stock Option Committee under that Plan. The Committee understands that the Compensation Committee of the American Software Board of Directors granted to Mr. Edenfield an option to purchase 80,000 Class A common shares of American Software in October 2005 and has proposed to grant to him an option to purchase an additional 40,000 shares in the current fiscal year. Stock option grants under the American Software stock option plan are determined by the American Software Compensation Committee and not by this Committee. In recognition of Mr. Edenfield’s performance during fiscal 2006 and to provide additional incentive in future fiscal years, the Committee has determined to grant to Mr. Edenfield an option to purchase 40,000 shares of Logility Common Stock at $8.18 per share, which was the closing Nasdaq price of Logility Stock on the date of grant, July 17, 2006.

Other Executive Officers. The Compensation Committee has responsibility for the review of compensation of other executive officers of the Company and consults with the Chief Executive Officer as he structures their compensation plans. The Committee understands that it is the policy of the Company, which is supported by the Committee, to base a substantial portion of executive officer compensation upon the achievement of Company-wide or divisional goals, relating in some cases to revenue generation, in some cases to total annual earnings, as well as other factors. The bonus plans for each of the most highly compensated executive officers reflect this approach. Because Vincent C. Klinges, the Chief Financial Officer of the Company, also serves as Chief Financial Officer of American Software, and American Software bears the majority of his compensation expense, his compensation plan will continue to be established by American Software. Mr. Klinges’ compensation is allocated between the two companies in connection with the general allocation of expenses between the companies relating to shared financial and other services. In fiscal 2006, Logility was allocated 37% of Mr. Klinges’ compensation, unchanged from fiscal 2005.

The Compensation Committee has direct and exclusive authority over the granting of stock options to executive officers of the Company by acting as the Special Stock Option Committee under the Logility Stock Plan. In addition, the Compensation Committee consults with the Chief Executive Officer in evaluating executive compensation plans, which are customized for each executive officer. The Committee uses stock option grants under the Plan as both a motivating and a compensating factor. Because the performance of executive officers can substantially influence performance of the entire enterprise, the Committee believes that grants of stock options and carefully structured incentive compensation plans can create greater incentives for improving Company performance. The Compensation Committee believes these incentives also may positively influence the market price for Company stock in both the near and long term.

The Compensation Committee believes that the grant of stock options to executive officers is an effective means to reward those officers for their prior performance, to serve as incentive for promotion of Company profitability and other long-term objectives, and to maintain their overall compensation at competitive levels. Thus, option grants reflect both a retrospective and prospective approach to executive compensation. The Committee has monitored developments and trends among publicly held technology companies regarding equity and non-equity based incentive compensation. During fiscal 2006, the Compensation Committee did not grant stock options to the executive officers. The Committee has approved a fiscal 2007 stock option grant for Mr. Dow in the amount of 40,000 shares of Logility Common Stock at $8.18 per share, which was the closing Nasdaq price of Logility Stock on the date of grant, July 17, 2006. Additionally, the Committee understands that the Compensation Committee of the American Software Board of Directors has proposed to grant to Mr. Dow an option to purchase an additional 40,000 shares in the current fiscal year.

During fiscal 2007, the Compensation Committee will continue to consult with the Chief Executive Officer with respect to executive officer compensation packages, including salaries, bonuses and fringe benefits, and will make decisions regarding executive officer stock option grants, to ensure that compensation is appropriately related to individual and Company performance as well as competitive compensation standards and other relevant criteria. The Compensation Committee will continue to monitor compensation arrangements in peer group companies as guides for future consultations with the Chief Executive Officer.

Expiration of Logility 1997 Stock Plan. The Company’s Logility 1997 Stock Plan, which was adopted prior to the Company’s initial public offering in 1997, expires during fiscal 2007. The Committee will work with the Company and other Board members to develop a proposed new equity compensation plan for consideration at the 2007 annual meeting of stockholders.

Limitations on Deductibility of Executive Compensation. Since 1994, the Omnibus Budget Reconciliation Act of 1993 has limited the deductibility of executive compensation paid by publicly held corporations to $1 million per employee, subject to various exceptions, including compensation based on performance goals. The deductibility limitation does not apply to compensation based on performance goals where (1) the performance goals are established by a compensation committee which is comprised solely of two or more outside directors; (2) the material terms are disclosed to stockholders and approved by majority vote of the stockholders eligible to vote thereon before the compensation is paid; and (3) before the compensation is paid, the compensation committee certifies that the performance goals and other material terms have been satisfied. The Company has not adopted a policy with respect to deductibility of compensation since no executive officer currently receives, or has previously received, taxable income in excess of $1 million per year from the Company. The Compensation Committee will monitor compensation levels closely, particularly in areas of incentive compensation. As revenues and income of the Company grow, incentive compensation also can be expected to increase and it may become necessary to adopt a long-term incentive compensation plan in compliance with the foregoing criteria.

By the Compensation Committee:

Frederick E. Cooper, Chairman

Parker H. Petit

AMENDMENT OF 1997 STOCK PLAN

General

On July 12, 2006, the Board of Directors approved, subject to shareholder approval, an amendment to the Logility, Inc. 1997 Stock Plan (the “Plan”) which would increase the number of shares of Common Stock that may be subject to options granted under the Plan by 400,000 shares, from 1,200,000 shares to 1,600,000 shares.

As of June 30, 2006, 349,780 shares have been issued pursuant to the exercise of stock options and 667,592 shares were subject to outstanding options, leaving only 182,628 shares available for new options. If approved, the proposed amendment would increase the number of available shares under the Plan to 582,628 shares as of July 12, 2006.

Under the Plan, the Company may grant options to executive officers or other key employees of the Company or any subsidiary, advisors or consultants to the Company or any subsidiary, or members of the Board of Directors. Option grants may be in the form of Nonexempt Grants, which may not necessarily comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934 (“Rule 16b-3”), or Exempt Grants, which are intended to comply with the requirements of Rule 16b-3. Option grants to directors and to officers who are subject to Section 16 of the Securities Exchange Act of 1934 are intended to comply with the requirements of Rule 16b-3. The Plan also allows the Company to grant up to 300,000 SAR units, with each unit equal to one share of common stock. As of June 30, 2006, the Company has not issued any SARs under the Plan.

Options may be either incentive stock options or nonqualified stock options. The number of options granted is determined by the particular committee that administers such grants. See “Administration,” below. Option grants to nonemployee directors can only be nonqualified stock options, the number of which is fixed by the Plan as follows: each nonemployee director who is newly elected or appointed subsequent to the date on which the Plan became effective is granted an option to purchase 2,000 shares of Common Stock upon his or her election or appointment, and thereafter is granted an option to purchase 1,000 shares of Common Stock as of the last day of each fiscal quarter, beginning on the last day of the first full fiscal quarter following his or her election or appointment.

The following summary of the Plan is qualified in its entirety by reference to the full text of the Plan, which governs in the event of any conflict. Copies of the Plan are available form the Company upon written request, to the attention of Pat McManus, Investor Relations, 470 East Paces Ferry Road, Atlanta, Georgia 30305.

Purpose of Plan

The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by officers, employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company’s business.

Shares Subject to the Plan

Currently, the shares of Common Stock that may be issued under the Plan cannot exceed in the aggregate 1,200,000 shares, subject to adjustment as provided below. Such shares may be shares of original issuance or treasury shares. Any shares that are subject to Stock Options granted under the Plan that are terminated, expire unexercised, are forfeited or are surrendered will again be available for issuance under the Plan.

As of June 30, 2006, there were 182,628 shares of Common Stock available for option grants under the Plan, and 667,592 shares of Common Stock subject to outstanding options granted under the Plan.

The Board or the applicable stock option committee makes or provides for such adjustments in the maximum number of shares, in the number of shares covered by outstanding options granted under the Plan, in the option exercise price applicable to any such options or in the kind of shares covered under the Plan (including shares of another issuer), as the Board or such committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from any stock dividend, stock split, combination, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing.

Administration

The Plan is administered by the Board of Directors and by the Stock Option Committee and the Special Stock Option Committee. The Special Stock Option Committee, composed of nonemployee directors, is responsible for the administration and granting of stock options and SARs to executive officers of the Company. The Stock Option Committee, consisting of other directors of the Company, is responsible for the administration and granting of stock options and SARs (collectively, “Awards”) to other employees and eligible persons. The Stock Option Committee is composed of James C. Edenfield and J. Michael Edenfield. The Special Stock Option Committee is composed of Parker H. Petit and Frederick E. Cooper.

Eligibility

All Directors and employees (139 persons as of June 30, 2006,) are eligible to participate in the Plan. Additionally, advisors and consultants to the Company may be eligible for Award grants, if deemed appropriate by the Stock Option Committee.

Exercise Price

The exercise price per share of any option granted under the Plan is set in each case by the respective Committee that administers the Plan or the entire Board. For incentive stock options granted under the Plan, the exercise price must be at least 100% of the fair market value of Common Stock on the date of grant (110% for 10% stockholders ). For nonqualified stock options granted under the Plan, the exercise price may be less than the fair market value per share on the date upon which the option is granted. For option grants to Nonemployee Directors, which may be only nonqualified stock options, the exercise price per share shall not be less than 100% of the market value of the Company’s Common Stock on the date of grant. As of the close of business on June 30, 2006, the market value of Common Stock was $9.70 per share.

Terms of Options

Options granted pursuant to the Plan generally expire on the sixth anniversary of the grant date. Options granted prior to March 2005, however, were exercisable for ten years. Any SARs granted under the Plan would expire not later than the fifth anniversary of the date of grant. Awards granted pursuant to the Plan generally become exercisable in equal portions over a five-year period (other than options granted to non-employee directors, which vest immediately upon grant). For options granted prior to March 2005, the vesting period was four years (other than non-employee director options).

Exercise of Options

Options granted pursuant to the Plan are exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee that administers the option and as set forth in the option grant agreement relating to the options being exercised. Upon the exercise of an option, the participant may either make payment (i) in full by payment of cash or check acceptable to the Company equal to the exercise price and any required tax withholding payment; (ii) by the transfer to the Company of shares of Company stock owned by the participant for at least six months, having an aggregate fair market value per share at the date of exercise equal to the aggregate option price (except at a time when the Company is prohibited from purchasing or acquiring its own shares); or (iii) by delivering to the Company a properly executed exercise notice, together with irrevocable instructions to a broker to sell the option shares and promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

Non-Assignability of Options

An option granted under the Plan is not transferable other than by will or the applicable laws of descent and distribution. During the lifetime of a participant, options may be exercised only by such participant or his guardian or legal representative.

Death, Disability, Retirement or Termination of Employment

Following a participant’s termination of employment, Awards held by such person pursuant to the Plan are generally exercisable only with respect to the portions thereof in which the participant is then vested. Under the Plan, upon termination of employment, stock options remain exercisable for 90 days, or twelve months if termination results from death or disability, but in any event not beyond the original option term. Any SAR’s would be deemed exercised automatically upon termination of employment, to the extent vested.

Change of Control

Currently, option agreements relating to options granted under the Plan generally provide for exercise of the option prior to normal vesting in the event the Company (i) is merged, consolidated or reorganized into or with another company and, as a result, less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of such corporation immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; (ii) sells or transfers all or substantially all of the assets of the Company and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (iii) any person has become the beneficial owner of securities representing 50% or more of the combined voting power of the then-outstanding voting stock of the Company other than by gift or inheritance; or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease to constitute a majority thereof, subject to certain exceptions, including situations where continuing directors approve the addition of new directors.

Tax Consequences

The following is a brief summary of the principal federal income tax consequences of the grant and exercise of an option under the Plan and the subsequent disposition of shares of Common Stock acquired upon such exercise. Under the Plan, at the time of grant the respective Committee designates each option either an incentive stock option or a nonqualified stock option, with differing tax consequences to the participant and to the Company for each type of option.

Nonqualified Options

The grant of a nonqualified option will not result in any immediate tax consequence to the Company or the participant. Upon exercise of a nonqualified option granted under the Plan, the amount by which the fair market value on the date of exercise of the shares received upon such exercise exceeds the option price will be taxed as ordinary income to the participant, and the Company generally will be entitled to a deduction in an equal amount in the year the option is executed. Such amount will not be an item of tax preference to a participant.

Upon the subsequent disposition of shares acquired upon the exercise of an option (“Option Stock”), a participant may realize short-term or long-term capital gain or loss (assuming such shares of Option Stock constitute capital assets in a participant’s hands), depending upon the holding period of such shares of Option Stock, equal to the difference between the selling price and the tax basis of the shares of Option Stock sold. The tax basis for this purpose will equal the sum of the exercise price and the amount of ordinary income realized by the participant as a result of such exercise.

Incentive Options

Neither the grant nor the exercise of an incentive stock option will have any immediate tax consequences to the Company or the participant. (However, in calculating income for purposes of computing an individual participant’s alternative minimum tax, the favorable tax treatment generally accorded incentive stock options is not applicable.)

When a participant sells Option Stock received upon the exercise of his incentive stock options, any amount he receives in excess of the option price will be taxed as a long-term capital gain at the maximum applicable tax rate (and any loss will be a long-term capital loss) if he has held his shares for at least two years from the date of granting the option to him and for at least one year after the issuance of such shares to him. If the shares are not held for more than two years from the date of granting the option to him or are not held for more than one year after the issuance of such shares, (i) ordinary income will be realized in the year of the disposition in an amount equal to the difference between the fair market value of the shares on the date the option was exercised and the option price, and (ii) either capital gain or loss will be recognized in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised. If the selling price is less than the fair market value on the date the option is exercised, but more than the exercise price, (i) ordinary income equal to the difference between the exercise price and the fair market value on the date of exercise is recognized, and (ii) a capital loss equal to the difference between the fair market value on the date of exercise and the sales price results.

The Company is not permitted to take a deduction for federal income tax purposes because of the granting or exercise of any incentive stock option, except to the extent that ordinary income may be realized by a participant on the exercise or sale of Option Stock.

Termination

The 1997 Stock Plan will terminate on August 7, 2007, unless sooner terminated by the Board of Directors. In general, no amendment, discontinuance or termination of the Plan will have any effect on options outstanding thereunder at the time of termination. The Compensation Committee plans to work with the Company and other Board members to develop a new equity compensation plan for consideration at the 2007 Annual Stockholders Meeting.

Board Recommendation

The Board of Directors believes it is in the best interest of the Company and its stockholders to approve the proposed amendment so that the Company will be able to continue to provide adequate incentives and to attract and retain the services of competent personnel. Therefore, the Board of Directors recommends to the stockholders the adoption of the proposed amendment to the 1997 Stock Plan, increasing the authorized shares under the Plan from 1,200,000 shares to 1,600,000 shares.

The affirmative vote of a majority of the shares in attendance or represented by proxy and entitled to vote at the Stockholders Meeting is required for approval of the amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE 1997 STOCK PLAN.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITORS

Audit Committee Report

The following is the Audit Committee Report of the Board of Directors of Logility, Inc. for the fiscal year ended April 30, 2006.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as an Appendix to Company’s proxy statement for the 2004 Annual Meeting of Stockholders . As set forth in the charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal controls. The independent auditors are responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows to the Company in conformity with generally accepted accounting principles.

In fulfilling its responsibilities with respect to the fiscal year 2006 audit, the Audit Committee: (1) reviewed and discussed the audited financial statements for the fiscal year ended April 30, 2006 with Company management and KPMG LLP (“KPMG”), the Company’s independent auditors; (2) discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and (3) received written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board No. 1. The Audit Committee discussed with KPMG the independence of KPMG from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006 for filing with the Securities and Exchange Commission.

The Nasdaq listing requirements require audit committees to be composed of not less than three members who are “independent directors,” as that term is defined in the listing requirements. The Audit Committee believes that its members meet the definition of “independent directors” set forth in those rules.

By the Audit Committee:

John A. White, Chairman

Frederick E. Cooper

Parker H. Petit

Independent Auditors

General. During the fiscal year ended April 30, 2006, the Company engaged KPMG LLP to provide certain audit services, including the audit of the annual financial statements, quarterly reviews of the financial statements contained in the Company’s Forms 10-Q filed with the SEC, services performed in connection with filing this Proxy Statement and the Company’s Annual Report on Form 10-K, attendance at meetings with the Audit Committee and consultation on matters relating to accounting, tax and financial reporting. KPMG has acted as independent certified public accountants for the Company since 1997. Neither KPMG nor any of its associates has any relationship to the Company or any of its subsidiaries except in its capacity as independent certified public accountants.

The Company expects that representatives of KPMG will attend the Annual Meeting of Stockholders . These representatives will be available to respond to appropriate questions raised orally and will be given the opportunity to make a statement if they so desire. The Audit Committee has appointed KPMG as the independent auditors of the Company for the fiscal year ending April 30, 2007.

Audit Fees and All Other Fees. The aggregate fees billed to the Company by KPMG for services rendered during fiscal 2006 and fiscal 2005 are summarized below:

Audit Fees. Fees for audit services totaled approximately $245,000 in fiscal 2006 and approximately $167,500 in fiscal 2005, including fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q.

Audit Related Fees. Fees for audit related services totaled $0 in fiscal 2006 and $65,000 in fiscal 2005. The audit-related services in fiscal 2005 related to the Company’s acquisition of certain assets and the distribution channel of Demand Management, Inc.

Tax Fees. KPMG did not bill any fees to the Company for tax services, including tax compliance, tax advice and tax planning in fiscal 2006 or in fiscal 2005.

All Other Fees. The Company’s independent auditors did not receive fees for other services not described above in fiscal 2006 or in fiscal 2005.

The Audit Committee considered the compatibility of the non-audit services performed by and fees paid to KPMG in fiscal 2006 and the proposed non-audit services and proposed fees for fiscal 2007 and determined that such services and fees are compatible with the independent status of such auditors. During fiscal 2006, KPMG did not utilize any leased personnel in connection with the audit.

In accordance with the rules of Nasdaq and the SEC, the Audit Committee has the authority to pre-approve all independent audit engagement fees and terms and pre-approve all permitted non-audit engagements (including the fees and terms thereof) to be performed for the Company by the independent auditors.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders must be forwarded in writing and received at the principal executive offices of the Company no later than April 2, 2007 directed to the attention of the Secretary, to be considered for inclusion in the Company’s proxy statement for that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

Copies of the 2006 Annual Report of the Company are being mailed to stockholders together with this Proxy Statement, proxy card and Notice of Annual Meeting of Stockholders. Additional copies may be obtained from Pat McManus, 470 East Paces Ferry Road, N.E., Atlanta, Georgia 30305.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2006, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS BENEFICIALLY OR OF RECORD AT THE CLOSE OF BUSINESS ON JULY 3, 2006 ON REQUEST TO PAT McMANUS, 470 EAST PACES FERRY ROAD, N.E., ATLANTA, GEORGIA 30305.

By Order of the Board of Directors,

James R. McGuone, Secretary

Atlanta, Georgia

July 28, 2006

LOGILITY, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

AUGUST 17, 2006 AT 12:00 NOON 470 EAST PACES FERRY ROAD, N.E.

ATLANTA, GEORGIA

The undersigned hereby appoints James C. Edenfield and J. Michael Edenfield, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all Common Stock of LOGILITY, INC. held by the undersigned and entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 noon on August 17, 2006 and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposals stated on the reverse side, all in accordance with and as more fully described in the accompanying Proxy Statement.

It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

LOGILITY, INC.

August 17, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ò Please detach along perforated line and mail in the envelope provided. ò

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors: Two Directors to be elected for a term expiring in 2009.			2. Amendment to 1997 Stock Plan. To increase the number of shares that may be subject to options under the Plan from 1,200,000 shares to 1,600,000 shares.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Frederick E. Cooper O Parker H. Petit

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER, OR IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR THE PROPOSALS HEREON. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.